UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2010
TTM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2630 South Harbor Boulevard, Santa Ana, CA	92704

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 327-3000
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 and the information contained in Exhibits 10.9 and 10.17 attached hereto are hereby incorporated by reference in their entirety into this Item 1.01.
Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
   Employment Agreement with Kenton K. Alder
     Effective March 19, 2010, the board of directors of TTM Technologies, Inc., a Delaware corporation (the “Company”), approved the Company’s entering into a Restated Employment Agreement with Kenton K. Alder (the “Restated Employment Agreement”). The Restated Employment Agreement restates and supersedes the previous employment agreement, dated December 1, 2005, between the Company and Mr. Alder. Pursuant to the Restated Employment Agreement, Mr. Alder will continue to serve as the President and Chief Executive Officer of the Company for an initial term expiring on the three year anniversary of the date of the Restated Employment Agreement, which initial term will be automatically renewed for additional one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Alder. The Restated Employment Agreement provides that Mr. Alder will receive a base salary of $605,000, which may be increased from time to time at the discretion of the Company’s board of directors. In addition, the Restated Employment Agreement provides that, in the event Mr. Alder’s employment is terminated by (1) the Company without “cause” (as defined in the Restated Employment Agreement) or (2) by Mr. Alder for “good reason” (as defined in the Restated Employment Agreement), Mr. Alder would be entitled to receive an amount in cash equal to two times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year in which he was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In the event Mr. Alder’s employment is terminated by (1) the Company without “cause” (as defined in the Restated Employment Agreement) or (2) by Mr. Alder for “good reason” (as defined in the Restated Employment Agreement), within 60 days prior to, or within one year after, the occurrence of a “change in control” (as defined in the Restated Employment Agreement), Mr. Alder would be entitled to receive an amount in cash equal to three times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year in which he was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; the vesting of any stock options held by Mr. Alder that are assumed by the acquirer would be immediately accelerated; and the vesting of any restricted stock or restricted stock units held by Mr. Alder that are assumed by the acquirer would be immediately accelerated. The Restated Employment Agreement further imposes certain non-competition and non-solicitation obligations on Mr. Alder in the event his employment with the Company is terminated prior to the expiration of the term of the Restated Employment Agreement. Such non-competition and non-solicitation obligations will remain in effect for the longer of (1) a period of 12 months following termination or (2) the period during which the Company is required to pay severance to Mr. Alder under the Restated Employment Agreement.
     The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Restated Employment Agreement, and is subject to and qualified in its entirety by reference to the Restated Employment Agreement attached hereto as Exhibit 10.9.
   Change in Control Severance Agreements
     Effective March 19, 2010, the board of directors of the Company approved the Company’s entering into an Executive Change in Control Severance Agreement (the “Severance Agreement”) with Steven W. Richards, the Company’s Executive Vice President and Chief Financial Officer; Shane S. Whiteside, the Company’s Executive Vice President and Chief Operating Officer; and Douglas L. Soder, the Company’s Executive Vice President. The Severance Agreement provides that, in the event the executive’s employment is terminated by (1) the Company without “cause” (as defined in the Severance Agreement) during a “pending change in control” (as defined in the Severance Agreement) or within 12 months following a “change in control” (as defined in the Severance Agreement) or (2) by the executive for “good reason” (as defined in the Severance Agreement) within 12 months following a change in control, the executive would be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year in which he was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; and the vesting of any stock options, restricted stock, and restricted stock units assumed by the acquirer would be accelerated. The Severance Agreements supersede the previous change in control severance agreements, dated December 1, 2005, between the Company and each of Mr. Richards and Mr. Whiteside, and, in the case of Mr. Soder, supersedes the severance provisions set forth in the offer letter issued by the Company to Mr. Soder in October 2006.
     The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Severance Agreement, and is subject to and qualified in its entirety by reference to the form of Severance Agreement attached hereto as Exhibit 10.17.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.
10.9	Restated Employment Agreement, dated as of March 19, 2010, by and between Kenton K. Alder and TTM Technologies, Inc.

10.17	Form of Executive Change in Control Severance Agreement and schedule of agreements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2010	TTM TECHNOLOGIES, INC.
	By:	/s/ Steven W. Richards
Steven W. Richards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.9	Restated Employment Agreement, dated as of March 19, 2010, by and between Kenton K. Alder and TTM Technologies, Inc.

10.17	Form of Executive Change in Control Severance Agreement and schedule of agreements.